Exhibit 99.1

** NEWS RELEASE **

HOT TOPIC, INC. ANNOUNCES A $1.00 PER SHARE SPECIAL ONE-TIME CASH

DIVIDEND AND A $0.07 PER SHARE REGULAR QUARTERLY DIVIDEND

CITY of INDUSTRY, CA, April 7, 2010 — Hot Topic, Inc. (NASDAQ Global Select Market: HOTT) today announced that on April 6, 2010, its Board of Directors authorized a $1.00 per share special one-time cash dividend to be paid to shareholders of record at the close of business on April 19, 2010. The Board also authorized a $0.07 per share regular quarterly dividend to be paid to shareholders of record at the close of business on April 19, 2010. Both the special one-time cash dividend and the regular quarterly dividend are payable on May 3, 2010 and will be paid together.

Betsy McLaughlin, Chief Executive Officer, commented, “By initiating a dividend, our Board of Directors has demonstrated its ongoing commitment to enhancing shareholder value for our broad investor base. The strength of our balance sheet and the substantial free cash flow generated by our business provide us with the financial flexibility to return capital to our shareholders in this manner.”

Hot Topic, Inc. is a mall and web based specialty retailer operating the Hot Topic and Torrid concepts, as well as the e-space music concept, ShockHound. Hot Topic offers music/pop culture-licensed and music/pop culture-influenced apparel, accessories, music and gift items for young men and women principally between the ages of 12 and 22. Torrid offers apparel, lingerie, shoes and accessories designed for various lifestyles for plus-size females principally between the ages of 15 and 29. ShockHound (www.shockhound.com) is a genre-spanning music website where people of all ages can purchase MP3s and music merchandise, share their music interests, read the latest music news and view exclusive editorial content. As of April 3, 2010, the company operated 681 Hot Topic stores in all 50 states and Puerto Rico, 155 Torrid stores, and Internet stores www.hottopic.com, www.torrid.com and www.shockhound.com.

This news release may contain forward-looking statements, including statements relating to the payment of future cash dividends and the return of capital to shareholders. These statements involve risks and uncertainties, including risks and uncertainties associated with meeting expected financial results, fluctuations in sales and comparable store sales results, and generating future free cash flow, as well as other risks detailed in the company’s SEC reports including its Annual Report on Form 10-K for the year ended January 30, 2010 and its Quarterly Reports on Form 10-Q. Historical results achieved are not necessarily indicative of the future prospects of the company, and actual results or circumstances could differ materially from the forward-looking statements.

Contact:

Hot Topic, Inc., City of Industry, CA

Jim McGinty, CFO 626-839-4681 x2675